STOCK EXCHANGE AGREEMENT
Flowers Properties, Inc.

     This Stock Purchase Agreement (Agreement) is entered into this 12th day of August, 1996, by and among PROACTIVE TECHNOLOGIES, INC., a Delaware corporation (hereinafter referred to as PTE), FLOWERS PROPERTIES , INC., a Georgia corporation (hereinafter referred to as Company or FPI) and LANGDON
S. FLOWERS, LANGDON S. FLOWERS, JR., MARGARET FLOWERS RICH, ELIZABETH FLOWERS MCKINNEY, JOHN HOWARD FLOWERS and DOROTHY FLOWERS SWINSON, (hereinafter Flowers Group) being the sole shareholders of the Company.

     WHEREAS, Flowers Groups are the owners of record and beneficially own all of the issued and outstanding shares of the Common Stock of the Company (the Shares):

     WHEREAS, the Flowers Groups desire to sell all of their issued and outstanding shares to PTE, and PTE wishes to buy all of the outstanding shares as follows:

     Langdon S. Flowers                 31.5%
     Langdon S. Flowers, Jr.            13.7%
     Margaret Flowers Rich              13.7%
     Elizabeth Flowers Rich             13.7%
     John Howard Flowers                13.7%
     Dorothy Flowers Swinson            13.7%

     WHEREAS, PTE and Flowers Groups agree that the intent of this transaction is to be a B reorganization under Section 368(1)(B) of the Internal Revenue Code of 1986; and

     WHEREAS, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I.
EXCHANGE OF THE SHARES

     1.1 Exchange. Subject to the terms and conditions hereof, at the Closing (as defined below), Flowers Groups agree to assign, transfer, convey and deliver to PTE, and PTE agrees to exchange from Flowers Group, the shares of FPI stock, copies of said shares which are attached as Exhibit A hereto.

     1.2 Closing. The exchange shall be consummated at the Closing to take place at the office of the PTE on or before August 12, 1996, unless otherwise mutually agreed upon by the parties.

     1.3  Exchange Terms.     The aggregate exchange shares (Exchange Shares)
for the shares shall be as follows Three Hundred Fifty Thousand (350,000) shares of the stock of PTE;

          The above stock shall be paid at closing to the individual holders in restricted stock, which PTE asserts to file with the SEC to have said stock registered and unrestricted with all reasonable speed.

          The parties agree that if the per share stock price of the Company, as of the last ten trading days prior to December 31, 1996 (the average closing stock price), shall not average at least $3.50 per share, then the Flowers Group shall be given the number of shares of PTE stock which would make up any difference between the average closing stock price and $3.50.

          The individual disbursement of PTEK shares to the individual holders of FPI stock shall be as follows:

Langdon S. Flowers       31.5%          110,250 PTEK shares
Langdon S. Flowers, Jr.  13.7%           47,950 PTEK shares
Margaret Flowers Rich    13.7%           47,950 PTEK shares
Elizabeth Flowers McKinney
                         13.7%           47,950 PTEK shares
John Howard Flowers      13.7%           47,950 PTEK shares
Dorothy Flowers Swinson  13.7%           47,950 PTEK shares

     TOTAL               100%           350,000


ARTICLE II.
REPRESENTATIONS AND WARRANTIES

     2.1. Representations and Warranties of Company. The Company represents and warrants to PTE as follows:

          A.) Organization. The Company is a corporation, duly incorporated, validly existing in good standing under the laws of the State of Georgia, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business.

          B.)  Authorized Capitalization.    The authorized capitalization of
the Company consists of           (     )  Shares of $    par value Common
Stock, of which                 (     ) shares have been issued and are
outstanding. The Shares have been duly authorized, validly issued, are fully paid are non assessable and have no liability attaching to the ownership thereof. The Company does not have any outstanding rights, call, options, which obligate it to issue any of its shares of Capital Stock, whether authorized or not. Further, the Company is not bound by any agreement, contract, arrangement or understanding, whether oral or written, giving any person or entity the right to participate, share in, or in any way, obligating the Company to distribute any portion of its income, profits or assets.

     C.   Authority.     The Company has full power and lawful authority to
execute and deliver      this Agreement and the Stock Certificates in order to
consummate and perform all of the matters contemplated herein. The executed Agreement and Stock Certificates constitute valid and legally binding obligations upon the Company, enforceable in accordance with the terms thereof. The execution and/or delivery of the Agreement or the Stock Certificates and the consummation and performance of these matters conflicts with, requires the consent, waiver or approval of, results in a breach or default of or gives rise to others and interest or right of termination, cancellation or acceleration of any material matter contained in this Agreement or any other Agreement which the Company is a part thereof.

     D. Property. As of Closing, the Flowers Group warrants and represents that the Company has the following assets and debt at Closing, and the valuations given are true and correct and the Flowers Group have a reasonable basis and have used the same generally accepted accounting principles to arrive at these values.

     Site      Est. Sales Value    Debt      Equity

Fairways at Glen Arven
                  $    744,100    79,985   664,115
Woodlands              988,000   148,956   831,044
Pine Summit Phase I     27,000              27,000
Pine Summit Phase II   270,000   100,277   169,723

   Subtotal          2,021,100   329,218  1,691,882

Projected Equity
Phase III              490,000   224,000    266,000


   Totals             2,511,100  553,218   1,957,882

Pine Summit Phase III
28 lots @ $17,500 sales
                        490,000
28 lots @ $8,000 dev.cost
                       (224,000)

               Projected Equity              266,000

          A schedule of lots owned by Company, as well as copies of all encumbrances thereon are attached as Composite Exhibit B and are warranted and represented by the Flowers Group to be the only assets and liabilities of the Company as of the date of Closing.

     E.   Company's Financial Statements.    The Company's statements are
complete, were provided to Buyers and Buyers have had ample time to read and understand said financial statements and perform due diligence required to the satisfaction of the Buyer. Except as disclosed in the financial statements, the company is not aware of any material liabilities for which the Company is liable or will become liable in the future. Further, Sellers agree to provide audited financials within forty five (45) days of the date hereof.

     F.   Taxes.    The Company has filed all taxes, state, federal, and
local, as well as any other reports and returns which were required to be filed and there exists a substantial basis in law or fact for any positions taken in such reports. To the best of the knowledge of the Company, there are no back taxes, penalties or interest due at this time.

     G. Books and Records. The Company's books and records are complete and correct and have been maintained according to good business practices and accurately reflect in all material respects reflects the business, financial condition and results of the operation of the Company as set forth in the Company's Financial statements.

     H. Insurance.The Company has the following insurance associated with its policies of general liability, fire and extended coverage, worker's compensation, products liability, property and indemnity and performance bonds as listed on Exhibit D, and is not in default with any provisions thereof, and said insurance is sufficient for compliance by Company with all requirements of law and all agreements affecting Company. Company warrants that these coverages will remain in full force and effect through Closing of this transaction and will not be affected by, terminate or lapse by reason of the transactions contemplated in this Agreement.

     I.   Material Agreements.     All material agreements, employment
agreements, contracts or other material arrangement with any officer, director or shareholder of the Company or any relative of such person, or any agreements which would have a material affect on the business, financial condition, results of operation, assets, liabilities, or prospects of the Company have been disclosed in the attached Exhibit E. If not disclosed in this exhibit, Company warrants that it does not exist.

     J. Permits. All necessary permits, licenses, approvals, or other authorizations that are materially necessary for the conduct of its business are set forth in Exhibit F, and all are still in full force and effect and are agreed to be transferred as a part of this transaction.

     K.   Compliance.    The Company is not in violation of any federal, state
or local law, ordinance or rule or regulation applicable to its business, nor has it received any actual or threatened complaint, notice or citation of violation from any governmental authority. Further, Company is in compliance with all applicable pollution control and environmental laws, rules and regulations in all material respects, and has no environmental licenses, permits or authorizations.

     L.   Litigation.    There are no actions, suits, claims, complaints,
proceedings pending or threatened against the Company or the Flowers Groups, or either of them, at law or in equity; and there are no facts which would provide a legitimate basis for any such action, suit or proceeding, which if decided against the Company or Flowers Groups or either of them, would have a materially adverse effect on the Company. Further, there are no outstanding orders, judgments or decrees of any person or governmental authority which specifically affect the Company or any of its assets.

     M.   Validity of existing contracts.    All material contracts,
agreements. Leases and licenses, which the Company is a party or by which any of its properties or assets are bound or affected, are valid and in full force and effect; and no breach or default exists, or upon giving timely notice, would exist on the part of the Company or of any other party.

     N.   No material changes.     Since July 1, 1996, there have been no
actual or threatened developments of a nature that is materially adverse or materially adversely affects the business, financial condition of the business, its assets, liabilities or prospects.

     O.   Fees.     All negotiations relating to this Transaction have been
conducted in such a manner so as not to give rise to any finder's fees, broker's commissions, advisory fees for which the Company or the PTE will or may be liable.

     P.   Full Disclosure.    All statements of the Company contained in this
Agreem ent and other documentation delivered on behalf of the Company or the Flowers Group to PTE are true and correct in all material respects and do not omit any material fact necessary to make the statements contained therein misleading in light of the circumstances under which they were made.There are no facts known to the Company, which could have a materially adverse affect on the business, financial condition, results of operation, assets, liabilities, or prospects of the Company, which have not been disclosed to PTE in this Agreement or its exhibits.

2.2 Representations and Warranties of Flowers Group. Flowers Group represents and warrants to PTE, with respect to the Shares owned by the Flowers Group, as follows:

     a.   Title to the Shares.     At Closing, Flowers Groups shall own of
record and beneficially the number of shares listed in Paragraph 1.3 of the Company, free and clear of all encumbrances, liens, pledges, claims, options, charges and assessments of any nature whatsoever, with full right and authority to transfer said shares to PTE. No person has any preemptive rights or rights of first refusal with respect to any of the shares. There exists no voting agreement, voting trust, or outstanding proxy with respect to any of the shares, nor are there any outstanding rights options, warrants, or calls with respect to the Shares.

     b.   Ownership Rights.   Flowers Group warrant that as of Closing they
will be the record owner of all of the properties, rights to contracts, assignee of permits, etc. as set forth in Paragraph 2.1 (d), (e) and (f), and that said property has estimated fair market values as set forth therein.

2.3  Representations of the Warranties of PTE.    PTE represents and warrants
as follows:

     a. Organization. PTE is a corporation, duly incorporated, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business.

     b.   Authority.     PTE has full power and authority to execute and
deliver this Agreement and to consummate and perform the transactions contemplated thereby. These agreements shall constitute legal and binding obligations on the PTE, enforceab le in accordance with their terms.No consent or approval must be obtained from any other person or entity. Further, the consummation and performance of the transactions contained herein, does not conflict with, require the approval of , result in a breach or default hereunder, or give to other any interest or right of termination, cancellation or acceleration, in or with respect to, any material agreement to which PTE is a party or by which PTE or any of its material assets or properties are affected.

     c. Investment intent. PTE is acquiring the shares for its own account, for investment purposes only, and not with a view toward the sale or distribution of any part thereof, and PTE has no present intention of selling, granting participation in, or otherwise distributing same to any entity to which it does not control. PTE understands the specific risks related to any investment in the shares, especially as it relates to the financial performance of the Company.

     d. No Litigation. There are no action, suits, claims, complaints, or proceedings pending or threatened against PTE, at law or in equity, or before any governmental department; and there are no facts which would provide a legitimate basis for any such action, suit, or proceeding, which, if determined adversely to the PTE, which would have a material affect on the PTE. There are no judgments, orders, r decrees outstanding which specifically apply to any of the PTE's assets.

ARTICLE III.
COVENANTS.

3.1  Covenants of the Company.     Company covenants and agrees that from the
date hereof to the closing without the prior written consent of PTE the following will occur:

     a. Ordinary Course of Business. The Company will operate its business only in the ordinary course, and will use its best efforts to preserve the Company's business, organization, goodwill and relationships with persons having business dealings with the Company.

     b. Maintain Equipment and Properties. The Company will maintain all of its equipment and properties in good working order and repair, (reasonable wear and tear excepted) and will take all necessary steps to maintain in full force and effect its patents trademarks, trade names, goodwill and other intangible assets.

     c.   Compensation and Indebtedness.     The Company will not enter or
alter any employment agreement or increase any compensation to any officer or employee or enter into any collective bargaining agreements. Also, the Company will not make any loans or enter into any transaction, agreement, arrangement or understanding of any material nature with any of its officers, directors, or employees. Further, the Company will not create, incur, assume or otherwise guarantee any obligation for borrowed money, indebtedness, lease, except in the ordinary course of business consistent with past practices.

     d. No Amendments. The Company will not amend its corporate charter, articles or bylaws without prior consent of PTE, and Company will maintain its corporate existence, licenses, permits powers, and rights in full force and effect.

     e.   No Disposition or Encumbrance.     Except in the ordinary course of
business consistent with past practice, the Company will not dispose of any asset of the Company, or satisfy any liability or obligation, except for previously scheduled repayment of debt. Further, the Company will not cancel or compromise any debt or encumbrance, grant any rights under concessions, licenses, agreements, patents, inventions, technology or process with respect to any know-how, or modify or terminate any existing license, lease or contract.

     f.   Insurance.     The Company will maintain in effect all current
insurance policies.

     g. No dividends. The Company will not declare, set aside or pay any dividends or other distributions of any nature whatsoever.

     h. No Breach and Due Compliance. The Company will not do any act or omit to do any act which would cause a breach of any of its material contracts. Further, the Company will comply with all laws, regulations and rules applicable to it and to the conduct of its business. The Company will also not amend, terminate, or waive any material right, whether or not in the ordinary course of business, without prior written consent of PTE.

     I.   Notice of Change.   The Company will promptly advise PTE in writing
of any material adverse change, or of the occurrence of an event which involves any substantial possibility of a material adverse, in its business, financial condition, results of operations, assets, liabilities, or prospects.

     j. Tax Free Reorganization. It is the express intent of the parties to this agreement that the transaction described in this Agreement is intended as a tax free exchange D reorganization as under Section 368(a) (1) (B) of the Internal Revenue Code of 1986.

ARTICLE IV.
CONDITIONS PRECEDENT TO CLOSE

     The obligation of PTE and Flowers Group to close the Transaction contemplated hereunder is subject to fulfillment by the Company, Flowers Group and PTE of each of the following conditions, which may be waived in whole or in part in writing:

4.1 Compliance with Representations, Warranties and Covenants. The representations and warranties of the Company and Flowers Groups and of the PTE have been true and correct when made and shall be true and correct as of the Closing Date with the same force and effect as if made at Closing. The Company, Flowers Groups and PTE shall have performed all agreements, covenants and conditions required to be performed prior to Closing.

4.2 No Adverse Change. Subsequent to the date of this Agreement and the Closing, there shall have been no event which has had a material adverse effect upon the business, financial condition, results of operation, assets, liabilities or prospects of the Company.

4.3  No Legal Proceeding.     No suit, action, or other legal or
administrative proceeding before any court or other governmental agency shall be pending seeking to enjoin the consummation of this Transaction.

4.4  Minimum Fair Market Value.    PTE represents that for the ten (10)
trading days prior to December 31, 1996, PTE' stock shall average at least $3.50 per share. In the event that the average in that time period fails to meet that requirement, PTE shall deliver more stock to the Flowers Groups to bring their stock equivalent as if the stock had averaged $3.50 per share as of December 31, 1996.

4.5  Documents to be Delivered by the Company and Flowers Groups.     The
Company and Flowers Groups shall have delivered the following:

     A. Stock certificates representing the Shares listed in Paragraph 1.3, duly endorsed to PTE and in blank or accompanied by duly executed stock powers

     B. A copy of the Articles of Incorporation and Bylaws of the Company, as amended to date, certified as correct by the Company,

     C.   Certificate of Good Standing from the State of Georgia.

     D.   All agreements referred to in Paragraph 1.4, executed by all parties

     E. All corporate and other records of or applicable to the Company, including, but not limited to: current and up to date minute books, stock transfer books and registers, books of accounts, list of properties held or to be held by the Company, leases and material contracts.

     F. Such other documents or certificates as shall be reasonably required by PTE or its attorney to close or consummate the transaction.

4.5  Documents to be delivered by PTE.

     A. PTE shall have delivered a certificate of good standing from the Secretary of State of the State of Delaware.

     B.   All agreements referred to in Paragraph 1.4, executed by all parties

ARTICLE V.
MISCELLANEOUS

5.1 Modification. PTE, the Company and Flowers Group may amend, modify, or supplement this Agreement in any manner as they mutually agree only in writing.

5.2 Termination and Abandonment. This agreement may be terminated and the purchase of the shares may be abandoned before this Closing:

     a. By the mutual consent of the Flowers Group, the PTE, and the Company.

     b. By PTE, if the representations and warranties of the Company or Flowers Group set forth shall not be accurate; or the condition precedent set forth in Article IV shall not have been satisfied in all material respects; or

     c. By the Company or Flowers Group, if the representations and warranties of PTE set forth herein shall not be accurate, or the conditions precedent set forth in Article IV shall not have been satisfied in all materials respects.

Termination shall be effective on the date of receipt of written notice specifying the reasons therefore.

5.3 Assignability. PTE may not assign this Agreement without the express, prior, written consent of Flowers Group.

5.4  Binding Effect.     This Agreement, together with all other documentation
delivered as exhibits or part of this transaction constitute the entire agreement between the parties. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, assigns of the parties hereto.

5.5  Applicable Law.     This Agreement and Transaction is are made pursuant
to and will be construed under, the laws of Florida.

5.6 Notices. All notices, requests, demands and other communication hereunder shall be in writing and will be deemed to have been duly given when delivered or mailed, certified return receipt requested to:

     a.)  If to PTE, to:

               Proactive Technologies, Inc.
               Mark A. Conner, President
               7118 Beech Ridge Trail
               Tallahassee, Florida 32312
               Telephone: (904) 668-8500
               Fax:   (904) 668-9100


     b.)  If to Flowers Group, to:

               Langdon S. Flowers, Jr.
               P.O. Box 997
               Thomasville, Georgia 31799-0997
               329 North Broad Street
               Thomasville, Georgia 31792
               Telephone: (912) 228-6100
               Fax: (912) 228-6103

Any change in addresses may be made provided written notice is given to the other parties.

5.7 Headings. The headings contained herein are for reference only and do not affect in any way the meaning or interpretation of this agreement.

5.8 Severability. If any one or more of the provisions of this Agreement shall, for any reason, be construed to be invalid, illegal or unenforceable under applicable law, this Agreement shall be construed as if the invalid, illegal or unenforceable provision had never been contained therein. The remaining provisions of this Agreement shall be given effect to the maximum extent then permitted by law.

5.9 Attorneys Fees and Expenses. The prevailing party in any legal proceeding based upon this Agreement shall be entitled to reasonable attorneys' fees and expenses and court costs.

5.10 Integration.   This Agreement and all documents and instruments executed
pursuant hereto merge and integrate all prior agreements and representations respecting the transactions, whether written or oral, and constitute the sole agreement of the parties in connection therewith. This agreement has been negotiated by and submitted to the scrutiny of both PTE and Flowers Group and shall be given a fair and reasonable interpretation in accordance with the words hereof, without consideration or weight to its having been drafted by either party.

5.11 Expenses. Each party shall pay all fees and expenses incurred by it incident to this Agreement and in connection with the consummation of all transactions contemplated by this Agreement.

5.12 Exhibits. The following is a list of the Exhibits attached to this Stock Purchase Agreement:

Exhibit        Section        Identification

A.                            Copies of shares of
                              stock held in name of
                              Six FPI shareholders

B.                            List of Lots and
                              Properties and
                              Encumbrances owned by FPI

C.                            Not Applicable

D.                            List of Insurance

E.                            List of Material Agreements of FPI

F.                            Copies of Permits, Licenses, Approvals, etc.


IN WITNESS WHEREOF, the undersigned parties have duly executed this Agreement on the date first written above.

Witness                       PTE

Witness                       PROACTIVE TECHNOLOGIES, INC.

Witness                       By:
                              Mark A. Conner,President
Witness

                              THE COMPANY
Witness
                              FLOWERS PROPERTIES, INC.

Witness                       By:
                              Langdon S. Flowers, Jr.,
                              President
Witness


Witness

Witness                     FLOWERS GROUP


Witness
                              Langdon S. Flowers

Witness

Witness                       Langdon S. Flowers, Jr.


Witness                       Margaret Flowers Rich


Witness                       Elizabeth Flowers McKinney


Witness                       John Howard Flowers


Witness                        Dorothy Flowers Swinson